Exhibit 99.2

Notice of Change of Location of Special Shareholders’ meeting

April 24, 2020
10:00 a.m. Central Time

NOTICE IS HEREBY GIVEN that the location of the Special Meeting of Shareholders of First Horizon National Corporation (NYSE: FHN) (“First Horizon”) to vote on the Agreement and Plan of Merger entered into by First Horizon and IBERIABANK Corporation (NASDAQ: IBKC) (“IBKC”) and related matters as described in the previously distributed joint proxy statement/prospectus has been changed. As previously announced, the Special Meeting will be held on Friday, April 24, 2020 at 10:00 a.m. In light of public health concerns about the coronavirus (COVID-19) outbreak, the Special Meeting will be held in a virtual meeting format only. You will not be able to attend the Special Meeting in person.

Record Date. As described in the previously distributed joint proxy statement/prospectus for the Special Meeting, you are entitled to participate in the Special Meeting if you were a shareholder as of the close of business on February 24, 2020, the record date, or hold an appropriate legal proxy for the meeting provided by your broker, bank or other nominee.

How to Attend. To attend the Special Meeting, simply go online to the virtual meeting website at https://web.lumiagm.com/272142770. You can also access the link directly from our website at https://ir.fhnc.com/ on the Events and Presentations page. You will then need to enter the control number found on your proxy card or the notice you previously received along with the Meeting Code FIRSTHORIZON2020 (case sensitive) in order to be admitted to the meeting. You may vote during the Special Meeting by following the instructions that will be available on the virtual meeting website during the Special Meeting.

Shareholders holding shares through an intermediary, such as a broker, bank or other nominee, must obtain a legal proxy in advance to attend the Special Meeting virtually on the Internet. Shareholders can obtain their legal proxy by contacting their broker, bank or other nominee.

It is our desire to conduct a virtual meeting that approximates an in-person experience for our shareholders. Shareholders may ask questions at the Special Meeting in accordance with the rules of conduct that will be made available at the virtual meeting site and an audio archive of the Special Meeting, including the question and answer session, will be posted on the First Horizon website at https://ir.fhnc.com on the Events and Presentations page within a few days after adjournment.

Help and technical support for accessing the virtual meeting is available before and during the Special Meeting by calling 877-536-3558. Online check-in will begin 30 minutes before the Special Meeting, and you should allow ample time for the check-in procedures.

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Please Vote. Whether or not you plan to attend the Special Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the joint proxy statement/prospectus. The proxy card included with the joint proxy statement/prospectus previously distributed will not be updated to reflect the information provided above and may continue to be used to vote each stockholder’s shares in connection with the Special meeting. If you have already voted, your vote is still effective, and it will be cast in accordance with your instructions by one of the duly appointed proxies at the Special Meeting.

Clyde A. Billings, Jr.

Senior Vice President, Assistant General Counsel

and Corporate Secretary

Memphis, Tennessee

April 7, 2020

You can virtually attend the Special Meeting on April 24, 2020, at 10:00 a.m. Central Time, by going to the following website: https://web.lumiagm.com/272142770. The joint proxy statement/prospectus and proxy card are available online at https://ir.fhnc.com/CorporateProfile.